Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-4 of Gasco Energy, Inc. (the “Company”) and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth estimates of revenues from the Company’s oil and gas reserves as of December 31, 2006, incorporated by reference into the Registration Statement and prospectus from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, as filed with the U.S. Securities and Exchange Commission on April 5, 2007. We further consent to the reference to this firm under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Frederic D. Sewell, P.E.
By:	Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer
Dallas, Texas
October 18, 2007